Exhibit 99.1

Claymont Steel Holdings Announces 4Q and Full Year Results for 2006

CLAYMONT, Del., Mar 5, 2007 (PrimeNewswire via COMTEX News Network) — Claymont Steel Holdings (Nasdaq:PLTE) today announced results for 2006. Record shipments of 407,182 tons including 12,158 of toll processed tons generated record net sales of $333.4 million, a 20% increase over 2005. Direct shipment selling values, excluding toll processing tons shipped in 2006, topped $836/ton compared to $827/ton in 2005. Gross profit was $100.2 million and net income for the year was $32.0 million.

Adjusted EBITDA in 2006 was $84.4 million, which was fully burdened by a number of non-recurring charges totaling approximately $6.7 million. The Company paid H.I.G Capital a total of $4.2 million under its management agreement, including a $3 million fee to terminate its obligation to pay H.I.G. $675,000 per annum through 2011, and a $2.0 million charge relating to a litigation settlement with former owner CITIC. The management agreement was in effect until December 18, 2006.

“I am very pleased with the strong results in 2006,” said Chairman & CEO, Jeff Bradley. “It was a transformational year. We became a public company and we changed our name to reflect our longstanding legacy in Claymont, DE. I’m most pleased with the performance of our people and the platform we put in place to insure strong future performance for our Company. We had record capital spending, we broke numerous longstanding production records and we restructured and significantly increased our sales organization. As we enter 2007 we are a much stronger Company than we were going into 2006.”

In 2006, the Company’s cost of sales were negatively impacted by $2.3 million of costs in connection with the planned plate mill outage in the first quarter, and an estimated $7.2 million of additional costs in connection with power issues related to the electrical system supporting the electric arc furnace. The Company experienced higher fixed costs per ton in the Melt Shop due to reduced production and was further affected by the need to purchase slabs at a premium to the cost of internal production. The Company consumed nearly $23 million in third party slabs in 2006.

“Our aggressive multi-year, $35 million-plus, capital improvement program is designed to improve efficiency, reduce outages, and increase capacity,” Bradley stated. “We spent almost $12 million in 2006 to implement, among other things, a new Siemens electrical drive system as well as the refurbishment of the reheat furnace in the Plate Mill, which increased capacity to over 500,000 tons. We expect to continue investing at this level in 2007 as we focus our spending on improving performance in our Melt Shop and expanding capacity in our custom burning business. Noteworthy expenditures will be for the completion of the new scarfing facility, a reheat station and the replacement of old, less efficient transformers. These expenditures are designed to reduce or eliminate the need for future third party slab purchases as well as drive down meaningfully the cost of internal production.”

In the fourth quarter of 2006, the Company posted sales of $85.7 million, on the strength of 100,850 tons of shipments and an average selling price at $850/ton. Gross Profit was $21.9 million yielding a gross margin of 26%. Cost of goods sold in the quarter included $5.0 million from higher per ton fixed costs and the premium costs of third party slabs due to reduced Melt Shop production. “In addition to making certain capital improvements, we initiated several changes in our Melt Shop operations in the fourth quarter and expect that we will return to normal operations in the first quarter,” said Bradley. SG&A totaled $7.6 million including the $4.2 million of payments to H.I.G. Capital in connection with the Company’s IPO. Net income was $2.4 million. Adjusted EBITDA, which was fully burdened by the expense of payments to H.I.G. of $4.2 million, totaled $15.6 million for the quarter.

As announced previously, the Company completed a highly successful initial public offering of over 10 million primary and secondary shares, including the exercise of the underwriter’s over-allotment option. In the offering, the Company sold 6.25 million shares for net proceeds of $97.6 million used in large measure to redeem the Company’s 15% pay-in-kind Notes for a total of $89 million including contractual call premiums on February 1, 2007. The balance was used to pay related fees and for general corporate purposes. The Company ended the year 2006 with $20.1 million in cash not including amounts held for the note redemption.

On February 15, 2007, the Company’s wholly-owned subsidiary, Claymont Steel Inc., (“Claymont”) completed a refinancing of all of its existing debt. As part of the financing, the Company entered into an $80 million senior secured credit facility (the “Bank Facility”) consisting of a $20 million term loan and a $60 million revolving credit facility. Claymont also completed the sale of $105 million aggregate principal amount of its 8.875% Senior Notes due 2015 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended.

Claymont’s outstanding Senior Secured Floating Rate Notes due 2010 will be redeemed in full on March 19, 2007 at a redemption price of 103% of the principal amount of the notes outstanding plus accrued and unpaid interest through the date of redemption. The total redemption price of approximately $187.3 million will be funded through the net proceeds of the Note offering, borrowings under the Bank Facility and existing cash of $30 million. The Company estimates that, at current interest rates, its annual interest expense of $29 million for 2006 could be reduced to as low as $15 million for 2007. After giving effect to the transactions, the Company and its subsidiary are estimated to have approximately $25 million in cash and undrawn revolver availability. “The Company’s IPO and subsequent refinancing represent the successful execution of the Company’s de-leveraging plan,” stated David Clark, Chief Financial Officer. “We plan to continue to primarily utilize excess cash flow to reduce our debt to targeted levels.”

Outlook

“Our strategy of moving into higher value-added products is ahead of schedule and progressing very well,” said Jeff Bradley. “We had record shipments in custom products in 2006 totaling over 250,000 tons and sales of our highly profitable custom burned plate increased four-fold to over 15,000 tons. Our end markets are expected to show continued strength in 2007 and we plan to continue to further penetrate our key strategic markets, custom products and custom burned products and expand our presence on the West Coast.”

About Claymont Steel

Claymont Steel manufactures and sells custom discrete steel plate in North America. Claymont Steel’s headquarters and manufacturing facilities are located in Claymont, Delaware. More information is available at http://www.claymontsteel.com.

Forward-Looking Statements

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in Claymont Steel’s filings with the Securities and Exchange Commission. Our estimated interest expense is based on current interest rates and will increase if interest rates increase. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. Claymont Steel undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

(PLTE-G)

Claymont Steel Holdings, Inc. – Adjusted EBITDA Reconciliation

	Full Year 2006	4th QTR 2006
Sales	$333,408	$85,702
Cost of sales	233,170	63,779

Gross profit	100,238	21,923
%	30%	26%
SG&A	20,572	7,642

Income from operations	79,666	14,281

Other income (expense)
Interest income	2,222	313
Interest expense	(29,272)	(9,233)
Other non-operating income	138	(1)

Total other income (expense)	(26,912)	(8,921)

Income before income taxes	52,754	5,360
Income tax expense	20,758	2,976

Net Income	$31,996	$2,384

Depreciation	2,402	964
Amortization	1,882	306
Interest, net	27,050	8,920
Income taxes	20,758	2,976

EBITDA	$84,088	$15,550
Non cash compensation	259	—

Adjusted EBITDA*	$84,347	$15,550

*Includes:
HIG fees	4,723	4,217
CITIC Settlement and Legal	1,965	—

	6,688	4,217

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: Claymont Steel Holdings, Inc.

Claymont Steel Holdings, Inc.

Allen Egner, VP of Finance & Treasurer

(302) 792-5400

aegner@claymontsteel.com

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